 EXHIBIT 99.(4)

PLAN OF REORGANIZATION AND TERMINATION
THIS PLAN OF REORGANIZATION AND TERMINATION (“Plan”) is adopted as of June 18, 2026, by CARILLON SERIES TRUST, a Delaware statutory trust (“Trust”), on behalf of its segregated portfolio of assets (“series”), Carillon ClariVest Capital Appreciation Fund (“Target Fund”), and on behalf of its series, RJ ClariVest Capital Appreciation ETF (the “Acquiring ETF”).  (Each of Target Fund and Acquiring ETF is sometimes referred to herein as a “Fund.”)  All agreements, representations, actions, obligations, and covenants described herein made or to be taken or undertaken by each Fund are made and shall be taken or undertaken by Trust on that Fund’s behalf.
Trust is a statutory trust that is duly organized, validly existing, and in good standing under Delaware law; Trust operates under its Amended and Restated Agreement and Declaration of Trust, dated November 17, 2023 (“Trust Declaration”); Trust is duly registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company; and each Fund is a duly established and designated series thereof.  Trust is classified for federal tax purposes as an association taxable as a corporation, and it has never elected otherwise.
Trust wishes to effect a reorganization described in section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (“Code”) (all “section” references are to the Code, unless otherwise noted), and intends this Plan to be, and adopts it as, a “plan of reorganization” within the meaning of the regulations under the Code (“Regulations”).  The reorganization will consist of (1) the transfer of Target Fund’s assets to Acquiring ETF in exchange solely for Acquiring ETF’s assumption of Target Fund’s liabilities and the issuance to Target Fund of shares of beneficial interest (“shares”) in Acquiring ETF and cash in lieu of fractional shares, (2) the distribution of those shares pro rata (and cash in lieu of fractional shares) to Target Fund’s shareholders in exchange for their shares in Target Fund and in liquidation thereof, and (3) Target Fund’s termination, all on the terms and conditions set forth in this Plan (collectively, “Reorganization.”)  The Reorganization is being undertaken for bona fide business purposes and not a purpose to avoid federal income tax.
The Trust Declaration permits Trust to vary its shareholders’ investment.  Trust does not have a fixed pool of assets -- each series thereof (including each Fund) is or will be a managed portfolio of securities, and Carillon Tower Advisers, Inc. (“Advisor”) has the authority to buy and sell securities for it.
Trust’s board of trustees (“Board”), including a majority of its members who are not “interested persons” (as that term is defined in the 1940 Act) of Trust, (1) has duly adopted and approved this Plan and the transactions contemplated hereby, (2) has duly authorized performance thereof by Trust, on behalf of each Fund, by all necessary Board action, and (3) has determined that participation in the Reorganization is in the best interests of each Fund, and that the interests of the existing shareholders thereof will not be diluted as a result of the Reorganization.
Target Fund’s shares are divided into four classes, designated Class A shares, Class C shares, Class I shares, and Class R-6 shares (“Class A Target Fund Shares,” “Class C Target Fund Shares,” “Class I Target Fund Shares,” and “Class R-6 Target Fund Shares,” respectively, and, collectively, “Target Fund Shares”).  Commencing at the Effective Time (as defined in paragraph 2.1), Acquiring ETF will issue and have outstanding a single class shares (“Acquiring ETF Shares”).
Target Fund intends to combine Class A Target Fund Shares, Class C Target Fund Shares and Class R-6 Target Fund Shares with Class I Target Fund Shares prior to the date of the Reorganization making the Class I Target Fund Shares the only class of Target Fund Shares.
1.	THE REORGANIZATION.

1.1 Subject to the terms and conditions contained herein and on the basis of the representations and warranties contained herein, the Target Fund agrees to assign, transfer and convey to the Acquiring ETF all of the assets of the Target Fund, as set forth in paragraph 1.2, free and clear of all liens, encumbrances and claims whatsoever.  The Acquiring ETF agrees in exchange therefor –

(a) to deliver to the Target Fund the number of Acquiring ETF Shares (and cash in lieu of fractional Acquiring ETF Shares, if any) determined as set forth in paragraph 2.3; and

(b) to assume the  liabilities of the Target Fund, as set forth in paragraph 1.4.

Such transactions shall take place at the closing (the “Closing”) as of the close of business on the closing date (the “Closing Date”), provided for in paragraph 3.1.  In lieu of delivering certificates for the Acquiring ETF Shares, the Acquiring ETF shall credit the Acquiring ETF Shares to the Target Fund’s account on the books of the Acquiring ETF and shall deliver a confirmation thereof to the Target Fund.

1.2 The assets of the Target Fund to be acquired by the Acquiring ETF shall consist of all assets, including, without limitation, all portfolio securities, cash, cash equivalents, commodities, interests in futures and other financial instruments, claims (whether absolute or contingent, known or unknown), receivables (including dividends or interest and other receivables), reflected on an unaudited statement of assets and liabilities of the Target Fund approved by U.S. Bank Global Fund Services, administrator and fund accountant for the Target Fund and Acquiring ETF, as of the Valuation Date (as defined in paragraph 2.1), in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied from the Target Fund’s prior audited period (the “Assets”).

1.3 The Target Fund will identify each shareholder of record that holds Target Fund Shares through an account that is not permitted to hold Acquiring ETF Shares, including fund direct individual retirement accounts (a “Non-Qualifying Account”) and will redeem those shareholders prior to the Closing Date.  The Target Fund shall permit shareholders other than fund direct individual retirement accounts to transfer ownership from a Non-Qualifying Account to an account that may hold Acquiring ETF Shares (a “Qualifying Account”) upon request prior to the Closing Date.

1.4 The Target Fund will endeavor to identify and, to the extent practicable, discharge all of its known liabilities and obligations before the Closing Date.  The Acquiring ETF shall assume all of the Target Fund’s liabilities and obligations in existence on the Closing Date, whether known or unknown, contingent or otherwise.

1.5 Delivery of the Target Fund’s Assets shall be made on the Closing Date to U.S. Bank, N.A., the Acquiring ETF’s custodian (the “Custodian”), for the account of the Acquiring ETF, with all securities not in bearer or book-entry form duly endorsed, or accompanied by duly executed separate assignments or stock powers, in proper form for transfer, with signatures guaranteed, and with all necessary stock transfer stamps, sufficient to transfer good and marketable title thereto (including all accrued interest and dividends and rights pertaining thereto) to the Custodian for the account of the Acquiring ETF free and clear of all liens, encumbrances, rights, restrictions and claims.  All cash delivered shall be in the form of immediately available funds payable to the order of the Custodian for the account of the Acquiring ETF.

1.6 The Target Fund will pay or cause to be paid to the Acquiring ETF any dividends and interest received on or after the Closing Date with respect to Assets transferred to the Acquiring ETF hereunder.  The Target Fund will transfer to the Acquiring ETF any distributions, rights or other assets received by the Target Fund after the Closing Date as distributions on or with respect to the securities transferred.  Such assets shall be deemed included in the Assets transferred to the Acquiring ETF on the Closing Date and shall not be separately valued.

1.7 As soon after the Closing Date as is conveniently practicable, the Target Fund will distribute to holders of record of the Target Fund Shares, determined as of the close of business on the Closing Date (“Fund Shareholders”), the Acquiring ETF Shares (and cash in lieu of fractional Acquiring ETF Shares, if any) received by the Target Fund pursuant to paragraph 1.1, and will completely liquidate and, promptly thereafter, terminate in accordance with applicable laws of the State of Delaware and federal securities laws.  Each Fund Shareholder will receive Acquiring ETF Shares (and cash in lieu of fractional Acquiring ETF Shares) having an aggregate net asset value equal to the aggregate net asset value of such Fund Shareholder’s Target Fund Shares, determined as of the close of business on the Closing Date.  Such distribution and liquidation will be accomplished by the transfer of the Acquiring ETF Shares then credited to the account of the Target Fund on the books of the Acquiring ETF to accounts on the share records of the Acquiring ETF in the names of the Qualifying Accounts of Fund Shareholders and representing the respective number of the applicable Acquiring ETF Shares due such Fund Shareholders.  All issued and outstanding shares of the Target Fund simultaneously will be canceled on the books of the Target Fund and will be null and void.  Acquiring ETF Shares distributed to Qualifying Accounts of Fund Shareholders will be reflected on the books of the Acquiring ETF as uncertificated, book-entry shares; the Acquiring ETF will not issue share certificates in the Reorganization.  Cash in lieu of fractional Acquiring ETF Shares, if any, shall be distributed to Fund Shareholders entitled to such cash.

1.8 Notwithstanding anything to the contrary herein, fractional Acquiring ETF Shares will not be issued to the  Fund Shareholders. If the calculation of the  distribution amount of Acquiring ETF Shares to any Fund Shareholder results in fractional shares, such Fund Shareholder will receive an amount in cash equal to the net asset value of the fractional Acquiring ETF Shares that would otherwise be received at the Closing.

1.9 Acquiring ETF Shares will be issued in the manner described in the Information Statement/Prospectus on Form N-14, as amended or supplemented (the “Registration Statement”), as of the effective date of the Registration Statement.

1.10 Any transfer taxes payable upon issuance of the Acquiring ETF Shares in a name other than the registered holder of the Acquiring ETF Shares on the books of the Target Fund as of that time shall, as a condition of such issuance and transfer, be paid by the person to whom such Acquiring ETF Shares are to be issued and transferred.

1.11 Any reporting responsibility of the Target Fund, including the responsibility for filing regulatory reports, tax returns, or other documents with the U.S. Securities and Exchange Commission (the “Commission”), any state securities commission, and any federal, state or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Target Fund up to and including the Closing Date and such later date on which the Target Fund’s existence is terminated.

1.12 As soon as practicable after the Closing Date, the Trust shall provide the Acquiring ETF with copies of all books and records that pertain to the Target Fund that the Acquiring ETF is required to maintain under the 1940 Act, and the rules of the Commission thereunder.

2.	VALUATION.

2.1 The value of the Target Fund’s Assets to be acquired, and the amount of the Target Fund’s known liabilities to be assumed, by the Acquiring ETF hereunder shall be computed as of the scheduled close of trading on the floor of the New York Stock Exchange (usually 4:00 p.m., Eastern time) on the Closing Date (such time and date being hereinafter called the “Valuation Date”), using the valuation procedures set forth in the Trust Declaration, and the then-current prospectus or statement of additional information of the Acquiring ETF, which are and shall be consistent with the policies currently in effect for the Target Fund, or such other valuation procedures as shall be mutually agreed upon by the parties hereto.

2.2 For purposes of paragraph 1.1(a), the net asset value per share of Acquiring ETF Shares, which are newly created shares, shall be established by the Trust’s management prior to the Closing.

2.3 The number of Acquiring ETF Shares to be issued (and cash in lieu of fractional Acquiring ETF Shares, if any) in exchange for the Target Fund’s net assets shall be determined by dividing the value of the net assets of the Target Fund determined using the same valuation procedures referred to in paragraph 2.1 by the net asset value of one Acquiring ETF Share, determined in accordance with paragraph 2.2.

2.4 All computations of value shall be made in accordance with the regular practices of U.S. Bank Global Fund Services as fund accountant for the Target Fund and the Acquiring ETF.

3.	CLOSING AND CLOSING DATE.

3.1 The Closing Date shall be July 31, 2026, or such other date as the parties, through their duly authorized officers, may mutually agree.  All acts taking place at the Closing shall be deemed to take place simultaneously on the Closing Date unless otherwise provided.  The Closing shall be held at 5:00 p.m., Eastern time, at the offices of the Advisor, or such other time and/or place as the parties may mutually agree.

3.2 The Custodian shall deliver at the Closing a certificate of an authorized officer stating that the Target Fund’s Assets have been delivered in proper form to the Acquiring ETF on the Closing Date.  The Target Fund’s portfolio securities and instruments deposited with a securities depository (as defined in Rule 17f-4 under the 1940 Act) or with a permitted counterparty or futures commission merchant (as defined in Rule 17f-6 under the 1940 Act) shall be delivered to the Custodian as of the Closing Date by book entry, in accordance with the customary practices of the Custodian.  The cash to be transferred by the Target Fund shall be delivered to the Custodian for the account of the Acquiring ETF by wire transfer of federal funds on the Closing Date.

3.3 If on the Valuation Date (a) the New York Stock Exchange or another primary trading market for portfolio securities of the Target Fund shall be closed to trading or trading thereon shall be restricted, or (b) trading or the reporting of trading on said Exchange or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of the Target Fund is impracticable, the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored or such other date as the parties hereto may agree.

3.4 The Target Fund’s transfer agent shall deliver at the Closing a certificate of an authorized officer stating that its records contain the names and addresses of the Fund Shareholders and the number and percentage ownership of outstanding shares owned by each such shareholder immediately prior to the Closing.  The Acquiring ETF’s transfer agent shall issue and deliver to the Trust’s Secretary a confirmation evidencing the Acquiring ETF Shares to be credited on the Closing Date, or provide evidence satisfactory to the Trust that such Acquiring ETF Shares have been credited to the Target Fund’s account on the books of the Acquiring ETF.  The cash to be delivered by the Acquiring ETF in lieu of fractional Acquiring ETF Shares, if any, shall be delivered on or as soon as practicable after the Closing Date.

3.5 At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, receipts or other documents as such other party or its counsel may reasonably request.

3.6 If the Target Fund is unable to make delivery to the Custodian pursuant to paragraph 3.2 of any of the Assets for the reason that any of such Assets have not yet been delivered to the Target Fund by the Target Fund’s broker, dealer or other counterparty, then, in lieu of such delivery, the Target Fund shall deliver with respect to said Assets executed copies of an agreement of assignment and due bills executed on behalf of said broker, dealer or other counterparty, together with such other documents as may be required by the Acquiring ETF or the Custodian, including broker confirmation slips.

4.	REPRESENTATIONS AND WARRANTIES.

4.1 The Trust, on behalf of the Target Fund, represents and warrants to the Acquiring ETF, as follows:

 (a) The Target Fund is a duly established and designated series of the  Trust, a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the power to carry out its obligations under this Plan.

 (b) The Trust is registered under the 1940 Act as an open-end management investment company, and the Target Fund’s shares are registered under the Securities Act of 1933, as amended (the “1933 Act”), and such registrations have not been revoked or rescinded and are in full force and effect.  The Target Fund is in compliance in all material respects with the 1940 Act and the rules and regulations thereunder.

 (c) The current prospectus and statement of additional information of the Target Fund, as supplemented, conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

 (d) The Target Fund is not, and the performance of this Plan will not result, in material violation of the Trust Declaration or the Trust’s By-Laws or of any agreement, indenture, instrument, contract, lease or other undertaking to which the  Trust is a party on behalf of the Target Fund or by which the Target Fund is bound, nor will the performance of this Plan by the Target Fund result in the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease or other undertaking to which the Trust is a party on behalf of the Target Fund or by which the Target Fund is bound.

(e) The Target Fund has no material contracts or other commitments that will be terminated with liability to the Target Fund on or prior to the Closing Date.

(f) No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Target Fund of the transactions contemplated herein, except as may be required under the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the 1940 Act and by state securities laws.

 (g) No litigation or administrative proceeding or investigation of or before any court or governmental body is currently pending or to the Trust’s knowledge threatened against the Target Fund or any of the Target Fund’s properties or assets which, if adversely determined, would materially and adversely affect the Target Fund’s financial condition, the conduct of the Target Fund’s business or the ability of the Target Fund to carry out the transactions contemplated by this Plan.  The Trust knows of no facts which might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects the Target Fund’s business or the Target Fund’s ability to consummate the transactions contemplated herein.

(h) The Statements of Assets and Liabilities, Statements of Operations, Statements of Changes in Net Assets and Statements of Investments (indicating their fair value) of the Target Fund for each of the Target Fund’s five most recent fiscal years (including the short year resulting from a change in fiscal year) – the years ended October 31, 2021, October 31, 2022, October 31, 2023, December 31, 2023, December 31, 2024, and December 31, 2025 -- have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, and are in accordance with GAAP, consistently applied, and such statements fairly reflect the financial condition of the Target Fund as of such dates, and there are no known contingent liabilities of the Target Fund as of such dates not disclosed therein.

(i) Since December 31, 2025, there has not been any material adverse change in the Target Fund’s financial condition, assets, liabilities or business other than changes occurring in the ordinary course of business, or any incurrence by the Target Fund of indebtedness maturing more than one year from the date such indebtedness was incurred, except as disclosed on the statement of assets and liabilities referred to in paragraphs 1.4 and 4.1(h) hereof.

 (j) At the Closing Date, all federal and other tax returns and reports of the Target Fund required by law then to be filed shall have been filed, and all federal and other taxes shown as due on said returns and reports shall have been paid so far as due, or provision shall have been made for the payment thereof, and to the knowledge of the Trust no such return is currently under audit and no assessment or deficiency has been asserted with respect to such returns.  As used in this Plan, “Tax” or “Taxes” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax. “Tax Return” means reports, returns, information returns, elections, agreements, declarations, or other documents of any nature or kind (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

 (k) For each taxable year of its operation, the Target Fund has met the requirements of Subchapter M of the Code for qualification and treatment as a regulated investment company and has elected to be treated as such, has been eligible to and has computed its federal income Tax under Section 852 of the Code and is a fund that is treated as a separate corporation under Section 851(g) of the Code.  The Target Fund currently qualifies, and shall continue to qualify for the period beginning on the first day of its current taxable year and ending on the Closing Date, as a regulated investment company under the Code. The Target Fund will not be subject to corporate-level taxation on the sale of any assets currently held by it as a result of the application of Section 337(d) of the Code and the Treasury Regulations thereunder. The Target Fund maintained since its formation an October 31 fiscal year-end for U.S. federal income tax purposes through October 31, 2023, and it changed its fiscal year-end to December 31 for U.S. federal income tax purposes beginning as of December 31, 2023.

 (l) All issued and outstanding shares of the Target Fund are, and at the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable by the Target Fund.  All of the issued and outstanding shares of the Target Fund will, at the time of the Closing, be held by the persons and in the amounts set forth in the records of its transfer agent as provided in paragraph 3.4.  The Target Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the Target Fund’s shares, nor is there outstanding any security convertible into any of the Target Fund’s shares.

 (m) On the Closing Date, the Target Fund will have good and marketable title to the Assets and full right, power and authority to sell, assign, transfer and deliver the Assets to be transferred by it hereunder free of any liens or other encumbrances, and upon delivery and payment for the Assets, the Acquiring ETF will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including such restrictions as might arise under the 1933 Act, other than as disclosed to and accepted by the Acquiring ETF.

 (n) This Plan will have been duly authorized prior to the Closing Date by all necessary action on the part of the Trust’s Board.

 (o) The information to be furnished by the Trust, on behalf of the Target Fund, for use in registration statements, proxy materials and other documents filed or to be filed with any federal, state or local regulatory authority (including the Financial Industry Regulatory Authority), which may be necessary in connection with the transactions contemplated hereby, shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations applicable thereto.

 (p) The Registration Statement, as of the effective date of the Registration Statement and at all times subsequent thereto up to and including the Closing Date, conforms and will conform, as it relates to the Trust and the Target Fund, in all material respects to the requirements of the federal and state securities laws and the rules and regulations thereunder and do not and will not include, as it relates to the Trust and the Target Fund, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading.

4.2 The Trust, on behalf of the Acquiring ETF, represents and warrants to the Target Fund, as follows:

 (a) The Acquiring ETF is a duly established and designated series of the Trust, a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power to carry out its obligations under this Plan.

 (b) The Trust is registered under the 1940 Act as an open-end management investment company, and, at the Closing Date, the Acquiring ETF’s shares will be registered under the 1933 Act, and such registrations will be in full force and effect.  The Acquiring ETF will be in compliance in all material respects with the 1940 Act and the rules and regulations thereunder at the Closing Date.

 (c) At the Closing Date, the current prospectus and statement of additional information of the Acquiring ETF, as supplemented, will conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

 (d) The Acquiring ETF is not, and the performance of this Plan will not result, in material violation of the Trust Declaration or the Trust’s By-Laws or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Trust is a party on behalf of the Acquiring ETF or by which the Acquiring ETF is bound, nor will the performance of this Plan by the Acquiring ETF result in the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease or other undertaking to which the Trust is a party on behalf of the Acquiring ETF or by which the Acquiring ETF is bound.

 (e) No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Acquiring ETF of the transactions contemplated herein, except as may be required under the 1933 Act, the 1934 Act and the 1940 Act and by state securities laws.

 (f) No litigation or administrative proceeding or investigation of or before any court or governmental body is currently pending or to the Trust’s knowledge threatened against the Acquiring ETF or any of the Acquiring ETF’s properties or assets which, if adversely determined, would materially and adversely affect the Acquiring ETF’s financial condition, the conduct of the Acquiring ETF’s business or the ability of the Acquiring ETF to carry out the transactions contemplated by this Plan.  The Trust knows of no facts which might form the basis for the institution of such proceedings, and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects the Acquiring ETF’s business or the Acquiring ETF’s ability to consummate the transactions contemplated herein.

 (g) There shall be no issued and outstanding shares of the Acquiring ETF prior to the Closing Date other than a nominal number of shares (“Initial Shares”) issued to a seed capital investor (which shall be an affiliate of the Acquiring ETF) in order to commence operations of the Acquiring ETF.  The Initial Shares have been or will be redeemed by the Acquiring ETF prior to the Closing for the price for which they were issued, and any price paid for the Initial Shares shall at all times have been held by the Acquiring  ETF in a non-interest bearing account.

 (h) All issued and outstanding shares of the Acquiring ETF will be, at the Closing Date, validly issued, fully paid, and non-assessable by the Acquiring ETF.  The Acquiring ETF does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the Acquiring ETF Shares, nor is there outstanding any security convertible into any Acquiring ETF Shares.

 (i) This Plan will have been duly authorized prior to the Closing Date by all necessary action on the part of the Trust’s Board.

 (j) The Registration Statement, as of its effective date and at all times subsequent thereto up to and including the Closing Date, conforms and will conform, as it relates to the Acquiring ETF, in all material respects to the requirements of the federal and state securities laws and the rules and regulations thereunder and does not and will not include, as it relates to the Acquiring ETF, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading.  No representations and warranties in this paragraph 4.2 shall apply to statements or omissions made in reliance upon and in conformity with written information concerning the Target Fund furnished to the Acquiring ETF by the Trust.

 (k) No consideration other than the Acquiring ETF Shares and cash in lieu of fractional Acquiring ETF Shares, if any, (and the Acquiring ETF’s assumption of the Target Fund’s liabilities) will be issued in exchange for the Target Fund’s Assets in the Reorganization.

 (l) The Acquiring ETF is, and will be at the time of Closing, a newly created series without assets (other than the seed capital provided in exchange for Initial Shares) and without liabilities, created for the purpose of acquiring the assets and assuming the liabilities of the Target Fund, and, prior to the Closing, will not carry on any business activities (other than such activities as are customary to the organization of a new series of a registered investment company prior to its commencement of investment operations). The Initial Shares have been or will be redeemed by the Acquiring ETF prior to the Closing Date for the price for which they were issued, and any price paid for the Initial Shares shall have been held by the Acquiring ETF only in a non-interest bearing account.

 (m) The Trust has filed an initial registration statement for open-end management investment companies on Form N-1A for the purpose of registering the Acquiring ETF under the 1940 Act.

5.	COVENANTS OF THE TRUST, ON BEHALF OF THE ACQUIRING ETF AND THE TARGET FUND, RESPECTIVELY.

5.1 The Acquiring Fund and the Target Fund each will operate its business in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business will include payment of customary dividends and other distributions in the case of the Target Fund and redemptions of the Initial Shares in the case of the Acquiring ETF.

5.2 The Trust will call a meeting of the Target Fund’s shareholders to consider and act upon this Plan or to obtain the written consent of a majority of the Target Fund’s shares and to take all other action necessary to obtain approval of the transactions contemplated herein.

5.3 Subject to the provisions of this Plan, the Trust, on behalf of the Target Fund, and the Trust, on behalf of the Acquiring ETF, will each take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Plan.

5.4 As promptly as practicable, but in any case within sixty (60) days after the Closing Date, the Trust shall furnish the Acquiring ETF, in such form as is reasonably satisfactory to the Acquiring ETF, a statement of the earnings and profits of the Target Fund for federal income tax purposes which will be carried over to the Acquiring ETF as a result of Section 381 of the Code and which will be certified by the Trust’s President or its Vice President and Treasurer.

5.5 The Trust, on behalf of the Target Fund, will provide the Acquiring ETF with information reasonably necessary for the preparation of the Registration Statement.

5.6 The Acquiring ETF agrees to use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1934 Act, the 1940 Act and such of the state Blue Sky or securities laws as it may deem appropriate in order to continue its operations after the Closing Date.

5.7 The Trust, on behalf of the Target Fund, covenants that the Target Fund is not acquiring the Acquiring ETF Shares to be issued hereunder for the purpose of making any distribution thereof, other than in accordance with the terms of this Plan.

5.8 As soon as is reasonably practicable after the Closing, the Target Fund will make a liquidating distribution to Fund Shareholders consisting of the Acquiring ETF Shares and cash in lieu of fractional Acquiring ETF Shares, if any, received at the Closing.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING ETF.

6.1 The obligations of the Acquiring ETF to consummate the transactions provided for herein shall be subject, at its election, to the performance by the Target Fund of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, the following conditions:

6.2 All representations and warranties of the Trust, on behalf of the Target Fund, contained in this Plan shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Plan, as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

6.3 The Trust shall have delivered to the Acquiring ETF a statement of the Target Fund’s assets and known liabilities, together with a list of the Target Fund’s portfolio securities showing the tax basis of such securities by lot and the holding periods of such securities, as of the Closing Date, certified by the Trust’s Treasurer.

6.4 The Trust shall have delivered to the Acquiring ETF on the Closing Date a certificate executed in the Trust’s name by the Trust’s President or Vice President and its Treasurer, in form and substance satisfactory to the Acquiring ETF, to the effect that the representations and warranties of the Trust, on behalf of the Target Fund, made in this Plan are true and correct at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Plan, and as to such other matters as the Acquiring ETF shall reasonably request.

6.5 The Trust’s Board, including a majority of Board members who are not “interested persons” of the Trust as defined under the 1940 Act, has determined that the transactions contemplated by this Plan are in the best interests of the Target Fund and that the interests of the existing shareholders of the Target Fund would not be diluted as a result of such transactions.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE TARGET FUND.

7.1 The obligations of the Target Fund to consummate the transactions provided for herein shall be subject, at its election, to the performance by the Acquiring ETF of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, the following conditions:

7.2 All representations and warranties of the Trust, on behalf of the Acquiring ETF, contained in this Plan shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Plan, as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

7.3 The Trust shall have delivered to the Target Fund on the Closing Date a certificate executed in the Trust’s name by the Trust’s President or Vice President and its Treasurer, in form and substance satisfactory to the Target Fund, to the effect that the representations and warranties of the Trust, on behalf of the Acquiring ETF, made in this Plan are true and correct at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Plan, and as to such other matters as the Target Fund shall reasonably request.

7.4 The Trust’s Board, including a majority of Board members who are not “interested persons” of the Trust as defined under the 1940 Act, has determined that the transactions contemplated by this Plan are in the best interests of the Acquiring ETF and, there being no existing shareholders of the Acquiring ETF, that the interests of the existing shareholders of the Acquiring ETF, would not be diluted as a result of such transactions.

8.	FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF THE TARGET FUND AND THE ACQUIRING ETF.

If any of the conditions set forth below do not exist on or before the Closing Date with respect to the Target Fund or the Acquiring ETF, the other party to this Plan shall, at its option, not be required to consummate the transactions contemplated by this Plan.

8.1 This Plan  and the transactions contemplated herein shall have been approved by the requisite vote of the holders of the outstanding shares of the Target Fund in accordance with the provisions of the Trust Declaration and the 1940 Act.  Notwithstanding anything herein to the contrary, neither the Target Fund nor the Acquiring ETF may waive the condition set forth in this paragraph 8.1.

8.2 On the Closing Date, no action, suit or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with this Plan or the transactions contemplated herein.

8.3 All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities (including those of the Commission and of state Blue Sky and securities authorities) deemed necessary by the Target Fund or the Acquiring ETF to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Target Fund or the Acquiring ETF, provided that either party hereto may for itself waive any of such conditions.

8.4 Each of the Registration Statement and the registration statement on Form N-1A for the purpose of registering the Acquiring ETF under the 1940 Act shall have become effective under the 1933 Act and no stop orders suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.

8.5 The Target Fund and Acquiring ETF shall have received an opinion of K&L Gates LLP substantially to the effect that, based on the facts, assumptions and conditions stated herein and conditioned on the consummation of the Reorganization in accordance with this Plan , for federal income tax purposes:

 (a) The acquisition by the Acquiring ETF of all of the assets of the Target Fund, as provided for in the Plan , in exchange for such Acquiring ETF Shares (and cash in lieu of fractional Acquiring ETF Shares, if any), and the assumption by the Acquiring ETF of liabilities of the Target Fund, followed by the distribution by the Target Fund to its shareholders of such Acquiring ETF Shares (and cash in lieu of fractional Acquiring Fund shares, if any) in complete liquidation of the Target Fund, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Target Fund and the Acquiring ETF each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

(b) No gain or loss will be recognized by the Target Fund upon the transfer of all of its assets to, and the assumption of all of its liabilities by the Acquiring ETF in exchange solely for such Acquiring ETF Shares pursuant to Section 361(a) and Section 357(a) of the Code, except for (A) gain or loss that may be recognized on the transfer of “section 1256 contracts” as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized (i) under an applicable mark-to-market rule or (ii) upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code.

(c) No gain or loss will be recognized by the Acquiring ETF upon the receipt by it of all of the assets of the Target Fund in exchange solely for the assumption of liabilities of the Target Fund and issuance of the Acquiring ETF Shares pursuant to Section 1032(a) of the Code.

(d) No gain or loss will be recognized by the Target Fund upon the distribution of  Acquiring ETF Shares by such Target Fund to shareholders of the Target Fund in complete liquidation (pursuant to the Plan ) of the Target Fund pursuant to Section 361(c)(1) of the Code.

(e) The tax basis of the assets of the Target Fund received by the Acquiring ETF will be the same as the tax basis of such assets in the hands of such Target Fund immediately prior to the transfer of such assets, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Target Fund on the transfer pursuant to Section 362(b) of the Code.

(f) The holding periods of the assets of the Target Fund in the hands of the Acquiring ETF will include the periods during which such assets were held by such Target Fund pursuant to Section 1223(2) of the Code, other than assets with respect to which gain or loss is required to be recognized and except where investment activities of the Acquiring ETF have the effect of reducing or eliminating the holding period with respect to an asset.

(g) No gain or loss will be recognized by the shareholders of the Target Fund upon the exchange of all of their Target Fund Shares solely for Acquiring ETF Shares (except with respect to cash, if any, received in lieu of fractional shares) pursuant to Section 354(a) of the Code.

(h) The aggregate tax basis of Acquiring ETF Shares received by a shareholder of the Target Fund will be the same as the aggregate tax basis of such Target Fund Shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

(i) The holding period of the Acquiring ETF Shares received by a shareholder of the Target Fund will include the holding period of such Target Fund Shares exchanged therefor, provided that the shareholder held such Target Fund Shares as a capital asset on the date of the exchange pursuant to Section 1223(1) of the Code.

(j) For purposes of section 381, Acquiring ETF will be treated just as Target Fund would have been treated if there had been no Reorganization.  Accordingly, the Reorganization will not result in the termination of Target Fund’s taxable year, Target Fund’s tax attributes enumerated in section 381(c) will be taken into account by Acquiring ETF as if there had been no Reorganization, and the part of the Target Fund’s last taxable year that began before the Reorganization will be included in Acquiring ETF’s first taxable year that ends after the Reorganization.

Such opinion shall be based on customary assumptions, limitations and such representations as K&L Gates LLP may reasonably request, and the Target Fund and the Acquiring ETF will cooperate to make and certify the accuracy of such representations.  Such opinion may contain such assumptions and limitations as shall be in the opinion of such counsel appropriate to render the opinions expressed therein.

No opinion will be expressed as to any other U.S. federal tax issues (except those set forth in the opinion) and all state, local or foreign tax issues of any kind.

Notwithstanding anything herein to the contrary, neither the Acquiring ETF nor the Target Fund may waive the conditions set forth in this paragraph 8.6.

8.6 The Target Fund shall have redeemed all shareholders holding Target Fund Shares in or through a Non-Qualifying Account.

9.	TERMINATION OF PLAN; EXPENSES.

9.1 This Plan and the transactions contemplated hereby may be terminated and abandoned by the Board at any time prior to the Closing Date (and notwithstanding any vote of the Target Fund’s shareholders) if circumstances should develop that, in the opinion of the Board, make proceeding with the Reorganization inadvisable.

9.2 If this Plan is terminated and the transactions contemplated hereby are abandoned pursuant to the provisions of this Section 9, this Plan  shall become void and have no effect, without any liability on the part of any party hereto or the Board members or officers of the Trust, or shareholders of the Target Fund or of the Acquiring ETF, as the case may be, in respect of this Plan.

9.3 Each party acknowledges that all expenses directly incurred in connection with the Reorganization will be borne by the Advisor, whether or not the Reorganization is consummated.

10.	AMENDMENTS.

The Board may amend, modify, or supplement this Plan at any time in any manner, provided that, following that approval, no such amendment, modification, or supplement shall have a material adverse effect on the interests of the Fund Shareholders.

11.	MISCELLANEOUS.

11.1 None of the representations and warranties included or provided for herein shall survive consummation of the transactions contemplated hereby.

11.2 This Plan  contains the entire understanding between the parties hereto with respect to the subject matter hereof, and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them relating to the subject matter hereof.  Neither party shall be bound by any condition, definition, warranty or representation, other than as set forth or provided in this Plan  or as may be, on or subsequent to the date hereof, set forth in a writing signed by the party to be bound thereby.

11.3 This Plan  shall be governed and construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflict of laws; provided that, in the case of any conflict between those laws and the federal securities laws, the latter shall govern.

11.4 This Plan  shall inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Plan.

11.5 Notice is hereby given that the obligations of the parties hereunder shall not be binding upon any of the Board members or officers of the Trust, or shareholders, nominees, agents, or employees of the Acquiring ETF or the Target Fund, individually, but shall bind only the property of the Acquiring ETF or the Target Fund, as the case may be, as provided in the Trust Declaration.

11.6 Any term or provision hereof that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions hereof or affecting the validity or enforceability of any of the terms and provisions hereof in any other jurisdiction.

Adopted as of June 18, 2026